Exhibit 23.2

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form SB-2 of Telanetix, Inc., to be filed with the U.S. Securities and Exchange Commission on or about June 18, 2007, of our report dated June 12, 2007 on the combined financial statements of AVS Installation LLC and Union Labor Force 1 LLC for the fiscal year ended December 31, 2006, appearing in the prospectus, which is part of this Registration Statement.  We also consent to the reference of our firm under the caption "Experts” in such prospectus.

/s/ Rosenberg Rich Baker Berman & Company
Bridgewater, New Jersey

June 18, 2007